Exhibit 5.3

Re: Baytex Energy Trust. - Registration Statement on Form F-10

We refer to the registration statement on Form F-10 (the "Registration Statement") to be filed by Baytex Energy Trust with the U.S. Securities and Exchange Commission and to which this consent is exhibited.

We hereby consent to all references to this firm in the Registration Statement and each of its Exhibits.

Yours truly,

(signed) "Burnet, Duckworth & Palmer LLP"

Calgary, Alberta, Canada

July 17, 2009